                     AMENDED AND RESTATED VOTING TRUST AGREEMENT


    THIS AMENDED AND RESTATED VOTING TRUST AGREEMENT is made as of this 31st day of December, 1996, between the several shareholders listed below as subscribing to this Agreement as of the date hereof, and all others who shall join in this Agreement in accordance with the terms set forth herein (collectively, the "Shareholders") of CNB, Inc., a corporation organized and existing under the laws of the State of Florida, having its principal place of business at 201 North Marion Street, Lake City, Florida 32055 (the "Company") and K.C. TROWELL and AUDREY S. BULLARD (and any of their respective successors in trust, collectively, the "Trustees").


                                       RECITALS

    The Shareholders are all parties to that certain Voting Trust Agreement dated as of February 10, 1987, as the same has been amended.

    The Shareholders subscribing to this Agreement and the Trustees' desire to secure stability and continuity of policy and management of CNB National Bank (the "Bank").

    The Shareholders have unanimously decided to extend the term of the Voting Trust Agreement and to amend and restate the Voting Trust Agreement in its entirety as set forth hereinafter.

    For good and valuable consideration, the parties hereto agree as follows:


                                      ARTICLE I
                                  THE VOTING TRUST

    1.01 DEPOSIT OF SHARES.

         (a) The Shareholders have transferred to the Trustees certificates (the "Share Certificates") representing shares of voting common stock of the Company as listed on Exhibit "A", properly endorsed or accompanied by such instruments of transfer as will enable the Trustees to cause the shares to be transferred on the books of the Company into the name of the Trustees.

         (b) The Trustees agree to hold all shares deposited in the Voting Trust (the "Trust Shares") in accordance with the provisions of this Agreement, for the common benefit of the Shareholders, and shall abide by all provisions of this Agreement in carrying out their obligations as the Trustees.

         (c) The Trustees shall maintain a record of all shares transferred under this Agreement. Such record shall include the names and addresses of the holders of Voting Trust

Certificates (as defined herein), and the number of shares of voting common stock of the Company represented by each Voting Trust Certificate.

         (d) Additional holders of voting common stock of the Company may, at the discretion of the Trustees, become parties to this Agreement by: (i) transferring their respective Share Certificates to the Trustee in exchange for Voting Trust Certificates and upon an affirmative vote of the Trustees, and (ii) signing a counterpart of this Agreement.

    1.02 ISSUANCE OF NEW CERTIFICATES TO THE TRUSTEES. All Share Certificates delivered to the Trustees pursuant to this Agreement shall be surrendered by the Trustees to the Company and cancelled. New certificates for the shares (the "New Certificates") shall be issued by the Company in the name of the Trustees. The New Certificates shall state that such certificates are being issued to the Trustee pursuant to a Voting Trust Agreement, and the Company shall make a similar notation on the transfer books of the Company.

    1.03 VOTING TRUST CERTIFICATES.

         (a) ISSUANCE OF VOTING TRUST CERTIFICATES. Upon receipt of the Share Certificates from the Shareholders, the Trustees shall deliver to the Shareholders voting trust certificates (the "Voting Trust Certificates"), representing the number of shares deposited.

         (b) FORM OF CERTIFICATES; LEGEND. The Voting Trust Certificates shall be in the form approved by the Trustees. The certificates may be modified by the Trustees as the Trustees deem appropriate to ensure compliance with the terms of this Agreement. The Trustees shall cause the following legend to be placed on each Voting Trust Certificate:

         It is expressly stipulated that no voting rights accrue to any owner or holder of this certificate, or their assigns, by virtue of this certificate or under any agreement, express or implied. This certificate is issued, received and held under, and the rights of the owner or holder hereof are subject to, the terms of a Voting Trust Agreement.

         This certificate may be a "security" as defined by State or Federal law. This certificate has not been registered under the Securities Act of 1933 or any applicable state securities laws, and may not be sold or otherwise transferred except pursuant to an effective registration, or exemption from such registration supported by an opinion of counsel acceptable to the Company.

         Copies of this Voting Trust Agreement are on file in the principal office of the Company, and may be examined during normal business hours.

         The owner or holder of this certificate, by acceptance hereof, assents to, and is bound by, the terms of the Voting Trust Agreement.

         (c)  TRANSFER OF VOTING TRUST CERTIFICATES.

                (i) The Voting Trust Certificates are transferrable only on the books of the Trustees, upon surrender of the Voting Trust Certificate, properly endorsed or accompanied by a properly executed instrument of assignment together with all (if any) requisite transfer tax stamps necessary to pay all applicable taxes on the transfer.

               (ii) Voting Trust Certificates that are surrendered for transfer shall be cancelled, and new Voting Trust Certificates shall be issued in the name of the transferee in the same form and representing the same number of shares as the Voting Trust Certificate that is surrendered for cancellation.

              (iii) The Trustees shall treat the registered holders of the Voting Trust Certificates as the absolute owners thereof for all purposes. The Trustees shall not be required to recognize any legal, equitable or other claim or interest in the Voting Trust Certificates on the part of any other person, whether or not the Trustees have notice of such claim or interest.

               (iv) The Trustees shall not be required to deliver Share Certificates to any registered holder of a Voting Trust Certificate until the holder has first surrendered the Voting Share Certificate representing such shares.

         (d)  LOST, DAMAGED, STOLEN OR MUTILATED VOTING TRUST CERTIFICATES.
The Trustees, at their discretion, may issue a duplicate Voting Trust Certificate upon receipt of evidence, satisfactory to the Trustees, that the certificates have been lost, stolen, mutilated, or otherwise destroyed. The holder of the Voting Trust Certificate shall indemnify the Trustee for all costs associated with the issuance of a replacement Voting Trust Certificate.

    1.04 RELEASE OF SHARES.

         (a)  Except upon the termination of this Agreement as set forth in
Article IV hereof, no Trust Shares held by the Trustees under this Agreement may be released from the Voting Trust without the unanimous consent of the registered holders of Voting Trust Certificates. The Shareholders agree that such consent shall not be unreasonably withheld.

         (b) Notwithstanding the above, no release of any Trust Shares held under this Agreement shall be permitted which would cause this Agreement to be unenforceable in accordance with any applicable laws.

                                      ARTICLE II
                                     THE TRUSTEES

    2.01 VOTING OF SHARES.

         (a) Until the exchange of new Share Certificates to the holders of the Voting Trust Certificates pursuant to Article IV hereof, the Trustees shall exercise, in their sole discretion, all voting rights of the Trust Shares deposited under this Agreement. No holder of any Voting Trust Certificates shall, in the capacity of holder, have any voting rights or the right to give consents with respect to any corporate action, except and unless that, if at any time prior to the call to order of a Shareholder's meeting, or before the taking of any action requiring the affirmative vote of the Shareholders, the holders of Voting Trust Certificates representing at least seventy-five percent of the Trust Shares direct the Trustees to vote the Trust Shares in a specified manner, the Trustees shall comply with such direction.

         (b) Notwithstanding subparagraph (a) above, the Trustees agree that they shall not vote to either (i) liquidate or dissolve the Company; (ii) sell, mortgage, pledge or otherwise dispose of all or substantially all of the assets of the Company; or (iii) merge or consolidate the Company with any other company, unless the Trustees obtain the prior written consent of the holders of a majority of the Shares represented by the Voting Trust Certificates.

         (c) If, for any reason, the Trustees cannot agree upon how to vote the Trust Shares on a particular matter (a "Disputed Matter"), and no direction on how to vote is given by the holders of Voting Trust Certificates representing a majority of the Trust Shares, the voting rights of the Trust Shares will revert back to the beneficial owners of the Trust Shares only for the purpose of voting on such Disputed Matter.

    2.02 TRUSTEE COMPENSATION, REIMBURSEMENT AND INDEMNIFICATION.

         (a)  COMPENSATION.  The Trustees shall serve without compensation.

         (b)  REIMBURSEMENT.

                (i) The Trustees shall not have any obligation to spend any of their own funds or to take any action that could, at the Trustees' discretion, result in any cost or expense being incurred by the Trustees.

               (ii) The Trustees, at their sole discretion, shall have the right to incur and pay reasonable expenses and charges, and to employ agents, attorneys or other counsel, as the Trustees deem necessary for the proper administration of this Agreement.

              (iii) All expenses incurred by the Trustees under this Agreement may be deducted from dividends or other funds received by the Trustees on account for the Trust Shares.

               (iv) In the event such dividends and other funds received by the Trustee are insufficient to reimburse the Trustees for expenses incurred under this Agreement, the Shareholders will reimburse the Trustees in proportion to each shareholder's percentage of the Trust Shares held under this Agreement.

         (c) INDEMNIFICATION. The Shareholders, jointly and severally, shall indemnify the Trustees and their successors, assigns, agents and employees against all liabilities and expenses, including legal fees, resulting from the administration of this Agreement, except for any liabilities and expenses resulting from gross negligence or willful misconduct on the part of the Trustees. This indemnification provision shall survive the termination of this Agreement.

    2.03 RESIGNATION BY TRUSTEES. Any Trustee may resign at any time by giving thirty (30) days written notice to the Company and to the registered holders of Voting Trust Certificates. The resignation shall take effect upon the expiration of the thirty (30) day period or upon earlier acceptance of the resignation by the holders of Voting Trust Certificates representing a majority of the Trust Shares. Upon the resignation becoming effective, all powers, rights and obligations of the resigning Trustee under this Agreement shall terminate.

    2.04 REMOVAL OF TRUSTEES. The Trustees, or any one or more of them, may be removed for any reason, by an affirmative vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the Trust Shares.

    2.05 SUCCESSOR TRUSTEE. Promptly upon the resignation, death, incapacitation or removal of any Trustee, a successor Trustee shall be appointed by an affirmative vote of holders of Voting Trust Certificates representing a majority of the Trust Shares. Any successor Trustees shall assume all powers, rights and obligations of the Trustee, with the same effect as if such successors had originally been parties to this Agreement.

    2.06 TRUSTEE VACANCIES. In the event any vacancy exists in the position of Trustee, the remaining Trustee(s) shall have the power to vote the Trust Shares.

    2.07 RELIANCE BY TRUSTEES ON THE ADVICE OF OTHERS. The Trustees shall not incur any liability to any person or persons if the Trustees act on a signature or document that the Trustees reasonably and in good faith believe to be genuine. The Trustees may seek the advice of counsel, accountants and such other persons as the Trustees reasonably believe necessary for the proper administration of this Agreement, and reliance by the Trustees with respect to such advice shall constitute an irrebuttable presumption that the Trustees acted in good faith, and the Trustees shall not be held liable for any loss, damage or expense resulting from such reliance.


                                     ARTICLE III
                          DIVIDENDS AND OTHER DISTRIBUTIONS

    3.01 CASH DIVIDENDS. Subject to the terms of this Agreement, the Trustees shall receive and hold all dividends and distributions declared and paid on the Trust Shares and shall distribute the dividends and distributions directly to the holders of the Voting Trust Certificates in proportion to the number of Trust Shares held under the Voting Trust Certificate as recorded on the books of the Trustees.

    3.02 STOCK DIVIDENDS. Subject to the terms of this Agreement, the Trustees shall receive and hold all securities of the Company issued in respect of the Trust Shares by reason of: (i) a dividend paid with such securities; (ii) a capital reorganization; (iii) a declared stock split; or (iv) recapitalization of the Company. The Trustees shall deliver to the registered holders of the Voting Trust Certificates, a new Voting Trust Certificate representing the additional Trust Shares in proportion to the number of Trust Shares held by the Shareholders on the books of the Trustee.

    3.03 DECLARATION DATE. The Trustees, at their discretion, shall be entitled to temporarily close the transfer books for a period not to exceed twenty (20) days preceding the date fixed by the Company for payment of dividends or other distributions.


                                      ARTICLE IV
                                     TERMINATION

    4.01 TERMINATION DATE.

         (a) This Agreement shall terminate without notice on December 31, 2001.

         (b) Notwithstanding the above, this Agreement may be terminated at any time with the unanimous signed consent of all of the registered holders of Voting Trust Certificates.

         (c) Notwithstanding any of the above provisions, this Agreement may be extended for an additional period of up to ten years, subject to all applicable laws, upon the unanimous written consent of all of the registered holders of Voting Trust Certificates.

    4.02 TERMINATION PROCEDURES.

         (a) Upon the termination of this Agreement, the Trustees shall, within twenty (20) days of such termination, provide written notice of the termination to all of the registered holders of Voting Trust Certificates at the addresses appearing on the books of the Trustees, setting forth the reasons for the termination, and the date upon which the termination of this Agreement shall become effective (the "Termination Date").

         (b) Within thirty (30) days of the Termination Date, the holders of the Voting Trust Certificates shall surrender to the Trustees the Voting Trust Certificates with all necessary endorsements.

         (c) Upon receipt of the properly endorsed Voting Trust Certificates, the Trustees shall issue to the holders of the Voting Trust Certificates, Share Certificates representing the same number of shares of the Company as were represented by the Voting Trust Certificates. Such Share Certificates shall be properly endorsed by the Trustee to enable the Shareholders to have the such shares transferred on the books of the Company.

         (d) Notwithstanding the provisions of subparagraphs (a), (b) and (c) above, the Trustees may, within ten days of the Termination Date, deliver Share Certificates to the Company representing the number of Trust Shares held under the Voting Trust Certificates. The Company shall then have the authority to deliver the Share Certificates to the holders of Voting Trust Certificates under the same procedures set forth above. Upon delivery of the Share Certificates to the Company, all further liability of the Trustee for the delivery of the Share Certificates shall cease.

    4.03 DISSOLUTION OF THE COMPANY. In the event of the dissolution, or liquidation (either total or partial) of the Company, the Trustees shall receive, on behalf of the Shareholders, all monies, securities, rights or property to which the Shareholders are entitled, and shall distribute such monies, securities, rights and property to the registered holders of the Voting Trust Certificates in proportion to the Trust Shares represented by such Voting Trust Certificates.


                                      ARTICLE V
                                    MISCELLANEOUS

    5.01 SUBSCRIPTION RIGHTS.

         (a) In the event that any of the securities of the Company are offered for cash subscriptions to the holders of the Trust Shares, the Trustees shall provide notice to each registered holder of the Voting Trust Certificates at the addresses listed on the books of the Trustee.

         (b) Upon receipt of a request from any holder of Voting Trust Certificates to subscribe to any of the offered shares, and upon receipt of any monies required to purchase such shares, the Trustees shall make the appropriate subscription and payment.

         (c) In the event that any of the stock to be subscribed is voting stock of the Company, the Trustees shall hold the subscribed shares under this Agreement, and a new Voting Trust Certificate shall be issued reflecting the appropriate number of new Trust Shares.

    5.02 NOTICE.

         (a) All communications, notices or other required correspondence provided for hereunder or under any other documents shall be sent by first class mail, by courier, by hand, or by certified mail as follows:

         To the Trustees:      K.C. Trowell
                               Chairman & CEO
                               CNB, Inc.
                               201 North Marion Street
                               Lake City, Florida  32055

         To the Shareholders:  At the address listed for the
                               Shareholder on the books of the
                               Trustee.

         (b) Each such communication, notice or other correspondence shall be deemed given: (i) three (3) business days following deposit in the mail with proper postage affixed if sent by mail; and (ii) when actually delivered to the appropriate address if sent by courier or by hand.

    5.03 SUCCESSOR AND ASSIGNS. All covenants and agreements in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

    5.04 CHANGES, AMENDMENTS AND MODIFICATIONS. This Agreement may be changed, amended or modified only upon the unanimous consent of the holders of the Voting Trust Certificates.

    5.05 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

    5.06 JURISDICTION. All suits, actions and proceedings relating to this Agreement may be brought only in the courts of the State of Florida or in the U.S. District Court for the Middle District of Florida. The parties hereto consent to the jurisdiction of such courts.

    5.07 HEADINGS.  The descriptive section headings herein have been inserted
for convenience    only and shall not be deemed to limit or otherwise affect
the construction of any provisions hereof.

    5.08 COUNTERPARTS. This Agreement may be executed simultaneously in several counterparts. Each counterpart shall be deemed an original.

    5.09 SEVERABILITY.   If any portion of this Agreement is declared void by
any court as illegal or against public policy, the remainder of the Agreement shall continue in full force and effect.

    IN WITNESS WHEREOF, The parties have executed this Agreement effective as of the day and year first above written.


                             TRUSTEES:




                             -------------------------------------------------
                             K.C. TROWELL



                             -------------------------------------------------
                             AUDREY S. BULLARD



                             SHAREHOLDERS:




                             -------------------------------------------------
                             AUDREY S. BULLARD



                             -------------------------------------------------
                             R.C. DICKS

                             SHAREHOLDERS:




                             -------------------------------------------------
                             DALE FERGUSON



                             -------------------------------------------------
                             BOB FRANCE



                             -------------------------------------------------
                             ELIZABETH POTTLE



                             -------------------------------------------------
                             MARVIN PRITCHETT



                             -------------------------------------------------
                             HELEN REAL



                             -------------------------------------------------
                             FRANK SCHULTE



                             -------------------------------------------------
                             WILLIAM J. STREICHER



                             -------------------------------------------------
                             WILLIAM J. STREICHER
                             or JOSEPHINE R. STREICHER

                             -------------------------------------------------
                             TRUSTEE OF WILLIAM J. STREICHER LIVING
                              TRUST or
                             TRUSTEE OF JOSEPHINE R. STREICHER
                              LIVING TRUSTEE




                             -------------------------------------------------
                             K.C. TROWELL